                                                                   EXHIBIT 10.28

                        TEMPORARY USE LICENSE AGREEMENT


DATE:           September __, 1997

BETWEEN:        State of Oregon                                  ("PERF")
                acting by and through its
                STATE TREASURER
                on behalf of the Oregon
                PUBLIC EMPLOYES' RETIREMENT FUND
                Oregon State Treasury
                Investment Division
                350 Winter Street, N.E., #100
                Salem, Oregon  97310

AND:            AVIATION GROUP, INC.,                           ("Licensee")
                a Texas corporation
                700 North Pearl Street, Suite 2170
                Dallas, Texas  75201

Recitals:

        PERF is the lessee, as successor to Barclay Pacific Corporation, under a facility lease, as amended and an Amended and Restated Hangar Facility and Ground Lease, as amended, with the Port of Portland, as Lessor (collectively, the "Ground Leases"). The land and improvements described in the Ground Leases are referred to in this Temporary Use License Agreement (the "Agreement") as the "Project." Licensee desires to use the hangar facility specifically described on the attached Exhibit A, which is part of the Project (the "Licensed Space"), for a period of four months. In order to facilitate a possible future sublease of the Project, PERF is willing to allow Licensee to use the Licensed Space in accordance with the terms and conditions set forth below.

Agreements:

        NOW, THEREFORE, in consideration of the mutual promises of the parties set forth in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, PERF and Licensee agree as follows:

        1. Licensed Space. PERF grants to Licensee a revocable license (the "License") for the sole use and purpose of painting seven (7) airplanes in the Licensed Space, subject to the terms and conditions set forth in this Agreement.

        2.      Term.   The Term of the License shall commence on October 15,
1997 (the "Commencement Date"). The term of the License shall terminate on January 31, 1998 ("Expiration Date"). This License may only be exercised for the purpose specified in Section 1 above, and any attempt to exercise this License for any other purpose shall render this License immediately void. At the expiration or sooner termination of this Agreement, Licensee shall surrender the Licensed Space in a neat and broom clean condition and in the condition it was in on October 14, 1997.

        3. Fee. In consideration of the grant of this License, Licensee shall pay to PERF a license fee ("License Fee") equal to twenty-five percent (25%) of the gross contract price charged by Licensee under its contract for airplane painting ("Painting Contract"), including any preparatory or other work performed outside of the Licensed Space (the "Contract Price"). Licensee estimates that the total Contract Price for the term of this License will be $2,100,000, but PERF acknowledges that the actual Contract Price may be less. After Licensee has signed the Painting Contract establishing the Contract
Price, and before entering the Licensed Space, Licensee shall deliver to PERF a copy of the Painting Contract establishing the Contract Price. Licensee also shall deliver to PERF a copy of its final invoice to the owner, indicating any adjustments to the Contract Price. The License Fee shall be due and payable, with respect to each airplane painted, no later than ten days after that airplane is painted. If Licensee fails timely to pay the License Fee, then in addition to PERF's other remedies, PERF may impose a late fee of five percent (5%) of the License Fee (which Licensee acknowledges is a reasonable estimate of the administrative time expended by PERF in processing the delinquent account), and the unpaid amount shall bear interest at the rate of one and one-half percent (1.5%) per month.

        4. Extensions. PERF will consider granting to Licensee extensions to the Term of this License for two consecutive periods, the first ("First Extension") being from approximately February 1, 1998, continuing on a month-to-month basis up to July 31, 1998, and the second ("Second Extension") being from September 1, 1998 through August 30, 1999, subject to all of the following contingencies and caveats:

                4.1 Licensee shall not be in default of this License, and there shall be in existence no event giving rise to a right to terminate under Section 16.

                4.2 No later than sixty days prior to the expiration of the original Term (as to the First Extension) or the first Extension (as to the Second Extension), Licensee shall have requested in writing that PERF grant the Extension, including with such request a fully executed copy of a Qualified Painting Contract for such Extension period. A Qualified Painting Contract shall mean a contract for Licensee to paint at least 3 Boeing airplanes per month
(for the First Extension) and at least 26 Boeing airplanes (for the Second Extension), conditioned only upon Licensee's procurement of use of the License Space for such Extension.

                4.3 The minimum fee for Licensee's use of the License space for such Extension shall be the License Fee applicable to airplanes painted during such period. PERF may require a higher fee if PERF deems it appropriate.

                4.4 The parties shall have agreed to any additional or different terms for the period of the Extension, including without limitation any alterations, additions or modifications to the License Space necessary for Licensee's use, Licensee's payment of the cost therefor, and the terms for any removal or restoration of the same upon termination of this License.

                4.5 Until and unless an amendment to this Agreement is executed by PERF and Licensee extending this License for the Extension at issue, and setting forth the terms for such extension, PERF reserves the right, in its sole and unfettered discretion, to decline to extend the term of this License, or to lease or grant use of the License Space to third parties for the Extension periods on such terms as PERF may deem fit. However, unless considered confidential by PERF, PERF shall notify Licensee of the terms of any third party offer to use the License Space received by PERF during the Term for the Extension period at issue, and shall consider any offer by Licensee to meet or beat the terms of such offer. PERF shall have no obligation to accept such offer by Licensee.

        5. No Alterations. Licensee shall not alter, improve or modify the Licensed Space in any manner without PERF's prior written consent, which consent may be withheld in PERF's sole discretion. PERF may require that Licensee restore any alterations or modifications to the Licensed Space at the end of the Term, such as putting any relocated fans back to their original positions.

        6. Compliance. Licensee, at its sole cost and expense, will comply with all laws, rules, orders, ordinances, regulations, statutes, directives, and other governmental requirements (collectively, "Laws") applicable to the Licensed Space and/or the use of the Licensed Space, including, without limitation, all OSHA rules, orders and regulations. Licensee shall not do or permit anything in the Licensed Space which will in any way increase the premium for any insurance for the Licensed Space. Prior to the Commencement Date, Licensee shall provide evidence to PERF sufficient to satisfy PERF and its advisors that Licensee's use of the Licensed Space shall be in compliance with all Laws and, specifically, that the City of Portland and the Oregon Department of Environmental Quality have approved Licensee's use of the Licensed Space. In addition, Licensee shall comply with all rules, regulations and requirements of the Port of Portland (the "Port"). Licensee shall not cause or permit its agents, employees, contractors, invitees, visitors, or others to whom Licensee grants access to the Licensed Space to cause any breach of the Ground Lease.

        7. Restrictions on Use. The airplanes to be painted in the Licensed Space shall be stripped of all paint, and defueled, if required by PERF or its representatives, prior to entry onto the Licensed Space or any portion of the Project. No gas, fuel, or paint removal products shall be used, stored, deposited, transported or released in, on, or under the Licensed Space. No waste water or paint shall be released into the environment in any respect; Licensee shall collect all waste water and paint, remove it from the Project, and dispose of it in accordance with all applicable Laws. Licensee shall not do or permit anything to be done which may damage the Licensed Space or overload the surface of the Licensed Space or any building systems or equipment which is part of the Licensed Space.

        8.      Hazardous Substances.

                8.1 Restriction; Indemnity. Licensee hereby discloses to PERF that Licensee intends to store and use the following substances on the Licensed Space: Paint, Primer, Chromic Acid, B-55 Acid, Methyl Ethyl Ketone
(MEK), Super Bee 210, Alkasol 27, Pace 82, MEK/Toluene, and Acetone. Licensee shall store and use such substances in conformance with all applicable Laws. Licensee shall not store or use any other environmentally hazardous or toxic substances, materials, wastes, pollutants, oils, or contaminants, as defined by any Law (collectively, "Hazardous Substances") nor shall Licensee generate, release or deposit in, on or under the Licensed Space any Hazardous Substances. Licensee shall indemnify and hold harmless PERF, the Port, and their respective employees, representatives, advisors, agents, affiliates, successors and assigns (the "Indemnitees") from and against any and all claims, losses, damages, response costs and expenses of any nature whatsoever arising out of or in any way related to the use, generation, release, storage, or deposit of Hazardous Substances on the Licensed Space by Licensee or any other person or entity other than PERF including, but not limited to: (a) claims of third parties, including governmental agencies, for damages, response costs, injunctive or other relief; (b) the cost, expense or loss to any of the Indemnitees of any injunctive relief, including preliminary or temporary injunctive relief, applicable to any of the Indemnitees or the Licensed Space; (c) the expense, including fees of attorneys, engineers, paralegals and experts, or reporting the existence of hazardous substances or hazardous waste to any agency of the State or Oregon or the United States as required by applicable Laws; and (d) any and all costs, fees, expenses or obligations, including attorneys' fees, incurred at, before, and after any trial or appeal therefrom, all of which shall be paid by Licensee promptly after the applicable Indemnitee incurs the obligation to pay such amounts.

                8.2 Clean-up. On the earlier of (a) completion of painting the airplanes, or (b) upon written notice from PERF, Licensee shall remove from the Licensed Space (including without limitation the soil or water table thereof) all Hazardous Substances, and shall restore the Licensed Space to a clean, safe, good, and serviceable condition. Any such clean-up shall be in conformance with all applicable Laws.

        9. Permits. Licensee shall procure, maintain and pay for all fees, permits and governmental agency licenses required in connection with use of the Licensed Space. Licensee shall provide PERF with copies of all such permits and licensee prior to June 2, 1997.

        10. Utilities and Operating Expenses. PERF shall pay for up to $70,000 of utilities consumed by Licensee, and for continuation of current security services, during the initial License term. Except for such payment by PERF and continuation of current security services, Licensee shall arrange and pay for (or reimburse PERF for) all utilities and series provided to the Licensed Space during the term of this Agreement, when and as due, including without limitation janitorial services, additional security, and waste removal. Consumption of utilities and services, additional security, and waste removal. Consumption of utilities and services shall be allocated to Licensee on a basis reasonably determined by PERF.

        11. Assignment or Sublicense. Licensee shall not assign this Agreement or grant a sublicense to any person or entity without the prior written consent of PERF, which consent may be withheld in PERF's sole and absolute discretion.

        12. Condition of Licensed Space. PERF makes no representations or warranties whatsoever with respect to the condition of the Licensed Space, or the fitness or suitability of the Licensed Space. The Licensed Space shall be delivered to Licensee "as is" with all flaws and faults, and Licensee hereby acknowledges that it has inspected the Licensed Space and agrees to accept the Licensed Space in its present condition. Licensee shall not perform any act or practice which might injure or cause any damage to the Project or disturb any occupants of the Project. If any damage is suffered by the Project in connection with Licensee's use thereof, PERF shall have the right, but not the obligation, to repair such damage, in which event Licensee shall reimburse PERF for the cost of such repairs immediately upon demand.

        13. Indemnity. Licensee shall indemnify, protect, defend and hold harmless PERF, the Port, and their respective direct and indirect partners, officers, directors, representatives, affiliates, shareholders, agents and employees from and against all claims, damages, losses and expenses, including, without limitation, attorneys' fees, directly or indirectly arising out of or resulting from Licensee's breach of this Agreement or any use of the Licensed Space by Licensee or its contractors, agents, employees, invitees or visitors. Licensee releases and waives any and all claims Licensee may have with respect to any injury or damage Licensee may suffer with respect to the use of the Licensed Space. The indemnity provisions contained in this Section shall survive the termination of this Agreement.

        14. Insurance. During the entire term of this Agreement, Licensee shall carry workers' compensation insurance in full compliance with Law and Licensee shall maintain comprehensive general liability insurance, including, without limitation, premises operations, independent contractors, broad form property damage, personal injury and blanket contractual liability, with limits of liability for bodily injury and property damage of not less than Twenty Million Dollars ($20,000,000) combined single limit. Licensee shall also maintain any other insurance reasonably required by PERF. PERF, the Port, LaSalle Advisors Limited, and Altos Associated shall be named as additional insureds. The insurance may not eliminate cross-liability and shall contain a severability of interest provision. Upon execution of this Agreement, Licensee shall deliver to PERF a certificate evidencing such insurance coverage.

        15. Remedies for Default. Upon any default by Licensee under this License, or upon the insolvency or filing of any bankruptcy action by or against Licensee, or upon any early termination of the Painting Contract, PERF shall have the right to the following remedies. These remedies are intended to be cumulative and in addition to any other remedies, including but not limited to the rights of the PERF, provided in this Agreement or under applicable law, and may be exercised concurrently or sequentially.

                15.1 Terminate this License, without waiving PERF's claim for damages for Licensee's default.

                15.2 Remove Licensee from use or possession of the Licensed Space, by self-help or pursuant to proceedings at law, and allow others use or occupancy of the License Space. No such action shall be construed as an acceptance or a surrender of Licensee's interest. PERF shall have the right to retain or dispose of any airplanes at the Licensed Space as the owner of the airplane may direct.

                15.3 Make any payment or perform any obligation required of Licensee, in which case PERF shall be entitled to recover all amounts so expended from Licensee, plus interest from the date of the expenditure at the rate of ten percent (10%) per annum.

        16. Termination. Perf also shall have the right and option to terminate this Agreement by ten day's prior written notice to Licensee in the following circumstances:

                16.1 Licensee fails to deliver to PERF a copy of the Painting Contract prior to the Commencement Date.

                16.2 The Painting Contract is terminated, or the other party to the Painting Contract for any reason declines to deliver further airplanes for painting pursuant to the Painting Contract.

                16.3 Licensee does not substantially comply with the airplane painting schedule previously provided to PERF, for reasons other than those outside of Licensee's reasonable control.

        Upon any such termination, the termination date shall be treated as the Expiration Date of the License for all purposes, and Licensee shall have no further rights under this Agreement.

        17. No Waiver. No waiver by PERF of any term, condition, or requirement of this Agreement shall constitute a waiver of any other term, condition of requirement hereof, or constitute a waiver of the same term, condition, or requirement in any other instance.

        18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Oregon. Any claim, action, or suit that arises out of or relates to this Agreement shall be brought and conducted solely and exclusively within the Circuit Court of Marion County for the State of Oregon.

        19. Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed given if personally delivered or mailed, certified mail, return receipt requested, or sent by overnight courier to the following address or such other address as designated by Licensee or PERF:

                If to Licensee:         AVIATION GROUP, INC.
                                        700 North Pearl Street, Suite 2170
                                        Dallas, Texas  75201

                If to PERF:             Oregon Public Employees' Retirement
                                        Fund
                                        Oregon State Treasury
                                        Investment Division
                                        350 Winter Street, N.E. #100
                                        Salem, Oregon  97310
                                        Attn: Mr. W. Dan Smith, Director

                With a copy to:         LaSalle Advisors Limited
                                        888 SW Fifth Avenue, Suite 1280
                                        Portland, Oregon  97204
                                        Attn:  Diane R. McMahon

        20. No Leasehold Interest. This Agreement is not to be construed as in any way granting to Licensee any leasehold or other real property interest in the Licensed Space, it being intended that this Agreement merely grants to Licensee a license to enter upon and use the Licensed Space during the term in accordance with the terms and conditions set forth in this Agreement. This Agreement shall not be recorded.

        21. Entire Agreement. This Agreement constitutes the entire Agreement of the parties, and shall supersede any other agreements that may exist between the parties as of the date hereof. This Agreement may not be amended or modified except by a writing duly executed by the parties hereto. Any past, present, or future promises or representations not contained in this Agreement or in a duly executed written amendment thereto are and will be null and void and may not now or in the future be relied upon by any party.

        22. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        23. Authorization. Licensee represents and warrants that Licensee is a corporation organized under the laws of the State of Texas and that the corporation is authorized and qualified to do business under the laws of the State of Oregon. The person signing this Agreement represents and warrants that he or she has been duly authorized by the Board of Directors of Licensee to execute and deliver this Agreement to PERF, which Agreement shall be binding on Licensee.

        24. Time. Time is of the essence with respect to Licensee's obligations under this Agreement.

        25. Attorneys' Fees. In the event a suit, action, or other proceeding of any nature is instituted to interpret or enforce any provision of this Agreement or with respect to any dispute under this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's attorney's, paralegals', accountants', and other experts' fees and all other fees, costs and expenses actually incurred in connection therewith. The amount thereof shall be determined by the judge, shall include costs, fees, and expense incurred at trail, on appeal and on review, and shall be in addition to all other amounts provided by Law.

        26. Limitation on Obligations. All obligations of PERF are not obligations of the State of Oregon or of PERF employees or employees of the State of Oregon, and only PERF is liable under the terms of this Agreement.

        27. Port Consent. The effectiveness of this Agreement is conditioned on the prior written consent to this Agreement as evidenced by the Port's signature on the attached form.

        28. No Partnership Created. PERF is not a partner or joint venturer with Licensee in connection with the business carried on under this License and PERF shall have no obligation with respect to Licensee's debts or other liabilities.

        29. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, PERF and Licensee have executed this Agreement as of the date first written above.

                PERF: STATE OF OREGON, acting by and through its STATE TREASURER, on behalf of the OREGON PUBLIC EMPLOYEES' RETIREMENT FUND

                                By:  LaSalle Advisors Limited
                                     Its Advisor and Duly Authorized Agent

                                     By:   /s/ DIANE R. MCMAHON
                                           ----------------------------------
                                           Diane R. McMahon

                                     Its:  Vice President


                                     By:   /s/ WILLIAM W. BARENDRICK, JR.
                                           ----------------------------------
                                           William W. Barendrick, Jr.

                                     Its:  Principal

                                Approved as to legal sufficiency by counsel for
                                PERF:

                                By:  OREGON DEPARTMENT OF JUSTICE


                                     By:
                                           ----------------------------------
                                           Christopher M. Walters
                                           Special Assistant Attorney General


                LICENSEE:       THE AVIATION GROUP, INC., a Texas corporation

                                By:   /s/ PAUL LUBOMIRSKI
                                     ----------------------------------------
                                Its: President   Pride Aviation
                                     ----------------------------------------

                         Attached: Consent by the Port